EX-FILING FEES

Calculation of Filing Fee Tables

N-2
(Form Type)

Alternative Investment Partners Absolute Return Fund STS
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common shares	457(a)	72,374	$2,274.13	$164,587,884.62	$153.10	$0.00(1)
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$164,587,884.62		$0.00
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$0.00

(1) The registration fee of $29,496.18 has been paid by Alternative Investment Partners Absolute Return Fund (the “Master Fund”) in reliance on no-action relief granted by the SEC’s Division of Investment Management. See Ironwood Multi-Strategy Fund LLC and Ironwood Institutional Multi-Strategy Fund LLC, SEC Staff No-Action Letter (April 19, 2017).